EXHIBIT 4.3

Execution Version

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE, dated as of August 17, 2026 (this “Fourth Supplemental Indenture”), by and among Canopy Merger Sub LLC, a Maryland limited liability company (the “Merger Sub”), ERP Operating Limited Partnership, an Illinois limited partnership (the “New Issuer”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

RECITALS OF THE NEW ISSUER

AvalonBay Communities, Inc., a Maryland corporation (the “Original Issuer”) has heretofore delivered to the Trustee an Indenture dated as of February 23, 2024 (the “Indenture”), a First Supplemental Indenture dated as of May 14, 2024, a Second Supplemental Indenture dated as of July 10, 2025 and a Third Supplemental Indenture dated as of December 1, 2025.

The New Issuer, the Merger Sub and the Original Issuer are parties to that certain Agreement and Plan of Merger, dated as of May 20, 2026 (the “Merger Agreement”), by and among the Original Issuer, Vivmark Residential (formerly known as Equity Residential), a Maryland real estate investment trust (the “Parent”), the Merger Sub, a direct wholly owned subsidiary of Parent, and the New Issuer.

Subject to the terms and conditions contained in the Merger Agreement, on the date hereof, the Original Issuer is being merged with and into the Merger Sub (the “Initial Merger”) with the Merger Sub surviving the Initial Merger as the surviving Maryland limited liability company.

Promptly following the consummation of the Initial Merger, but in any event on the same day as the Initial Merger and as part of the same overall transaction as the Initial Merger, the Merger Sub will merge with and into the New Issuer (the “Subsequent Merger” and, together with the Initial Merger, the “Mergers”) with the New Issuer surviving the Subsequent Merger as the surviving Illinois limited partnership.

The Indenture provides that the New Issuer, as the successor entity to the Merger Sub, being the successor entity to the Original Issuer, shall expressly assume the payment of the principal of and interest on all of the Securities and the due and punctual performance and observance of all of the covenants and conditions in the Indenture by supplemental indenture, complying with Article Nine of the Indenture, executed and delivered to the Trustee by the New Issuer.

Section 901 of the Indenture provides that the New Issuer, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into an indenture supplemental to the Indenture without the consent of any Holders of Securities to evidence the succession of the New Issuer to the Merger Sub, as the successor to the Original Issuer, and the assumption by the New Issuer of the covenants of the Merger Sub, as the successor to the Original Issuer, contained in the Indenture and the Securities.

The Trustee is willing to enter into this Fourth Supplemental Indenture at the New Issuer’s request, subject to compliance with Section 901 of the Indenture.

All the conditions and requirements necessary to make this Fourth Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and proportionate benefit of the holders as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture.

ARTICLE II

EFFECT OF THE MERGERS

Section 2.01 Agreement to Assume Obligations. Effective upon the consummation of the Initial Merger, the Merger Sub hereby expressly assumes payment of the principal of and interest on all of the Securities and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Original Issuer.

Section 2.02 Agreement to Assume Obligations. Effective upon the consummation of the Subsequent Merger, the New Issuer hereby expressly assumes payment of the principal of and interest on all of the Securities and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Merger Sub, as the successor to the Original Issuer.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.01 Effectiveness; Construction. This Fourth Supplemental Indenture shall become effective upon its execution and delivery by the Merger Sub, the New Issuer and the Trustee as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. The Indenture and this Fourth Supplemental Indenture shall henceforth be read and construed together. Each reference in the Indenture and the Securities to AvalonBay Communities, Inc. or the Issuer shall mean and be a reference to (a) immediately after the Initial Merger, the Merger Sub, as a successor entity to AvalonBay Communities, Inc.; and (b) immediately after the Subsequent Merger, ERP Operating Limited Partnership, as a successor entity to the Merger Sub, as successor to AvalonBay Communities, Inc.

Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03 Severability. In the event any provision of this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.04 Headings. The Article and Section headings of this Fourth Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Fourth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.05 Successors. All agreements of the Merger Sub, the New Issuer and the Trustee in this Fourth Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.

Section 3.06 Governing Law. This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Fourth Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

Section 3.07 Counterpart Signatures. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.08 Trustee. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture. The recitals and statements herein are deemed to be those of the Merger Sub and the New Issuer and not of the Trustee.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first written above.

ERP OPERATING LIMITED PARTNERSHIP

By: VIVMARK RESIDENTIAL, not individually but as General Partner

By:	/s/ Claudio Moreno
Name: Claudio Moreno
Title: Senior Vice President and Treasurer

By:	/s/ Scott J. Fenster
Name: Scott J. Fenster
Title: Executive Vice President, General Counsel and Corporate Secretary

CANOPY MERGER SUB LLC
By: VIVMARK RESIDENTIAL, not individually but as sole member

By:	/s/ Scott J. Fenster
Name: Scott J. Fenster
Title: Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Fourth Supplemental Indenture – Merger Sub and ERPOP]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Melody M. Scott
Name: Melody M. Scott
Title: Assistant Vice President

[Signature Page to Fourth Supplemental Indenture – Merger Sub and ERPOP]